Exhibit 99.1

HOOKIPA Announces Executive Leadership Changes

New York, US and Vienna, Austria, June 21, 2022 - HOOKIPA Pharma Inc. (NASDAQ: HOOK, ‘HOOKIPA’), a company developing a new class of immunotherapeutics based on its proprietary arenavirus platform, today announced several leadership changes as the company expands its clinical development and pipeline programs. All new appointments are effective July 1, 2022.

•	After five years, Igor Matushansky will step down as Chief Medical Officer (CMO) and Global Head of Research & Development, effective June 30, 2022. Matushansky will continue to contribute to HOOKIPA’s pipeline development as Chair of HOOKIPA’s Scientific Advisory Board.

•	Katia Schlienger has been promoted to Executive Vice President, Clinical Development. Schlienger was previously Senior Vice President, Head of Immuno-oncology. In her new role, Schlienger becomes a member of the Executive Team and will lead all clinical development programs for HOOKIPA globally, inclusive of immuno- oncology and infectious diseases.

•	Roman Necina, Chief Technology Officer, is appointed to the newly created role of Chief Development Officer (CDO). In addition to his current manufacturing responsibilities, he will be responsible for integrating Portfolio and Project Management, IT & Knowledge Management, and Operational Excellence across all line functions, with the goal of the accelerating the pipeline.

“We are grateful to Igor for his contributions in bringing our novel arenavirus technology from early preclinical to early clinical proof of concept. The Board and I look forward to continuing to work closely with him, benefiting from his expertise as Chair of our Scientific Advisory Board and providing counsel for HOOKIPA’s overall clinical strategy,” said Joern Aldag, Chief Executive Officer at HOOKIPA. “With Katia’s strong expertise in all phases of clinical development in oncology therapeutics and vaccines, she will seamlessly progress our clinical programs to the next level. Roman’s management skills will reinforce the integration of all areas of our company, strengthening our execution as we advance multiple assets through the clinic.”

“We have a very strong and experienced team in place that positions us well in the next phase of our organizational growth as we advance our arenavirus platform,” added Aldag.

About Katia Schlienger

Katia Schlienger, MD, PhD joined HOOKIPA as Senior Vice President, Head of Immuno-Oncology, in January 2021. She has had primary responsibility for the execution of the HB-200 therapeutic program for HPV16+ cancers, and its progression from Phase 1 to Phase 2. She was also instrumental in developing new clinical assets for prostate cancer and KRAS mutated tumors. Prior to HOOKIPA, Schlienger worked at Merck & Co., serving in roles of increasing responsibility across early and late-stage development in both oncology and vaccines. Earlier in her career, Schlienger was an Assistant Research Professor at University of Pennsylvania, where she worked in Carl June’s lab on immunotherapy for ovarian cancer and non-Hodgkin lymphoma. Schlienger received her MD in clinical pathology and PhD in microbiology with a focus on immunology and virology, from the School of Medicine Lariboisiere Saint-Louis and the Universite Denis Diderot in Paris, France, where her research included work on an HIV vaccine.

About Roman Necina

Roman Necina, PhD joined HOOKIPA in November 2019 as Chief Technology Officer, where he has led HOOKIPA’s manufacturing operations, including quality management and analytical and process development activities. At HOOKIPA, he has built a global strategic Contract Manufacturing Organization network and has been the driver of major efficiency improvements, de-risking arenavirus vector manufacturing. Prior to joining HOOKIPA, Necina was Senior Vice President and Chief Strategist at Takeda and a member of the company’s R&D Pharmaceutical Science Leadership Team. Previously, he held senior-level leadership positions at Baxter, Intercell and Boehringer Ingelheim, where he led plant expansions, established global manufacturing networks, and led change management processes. Roman obtained his PhD from the University of Natural Resources and Applied Life Sciences in Vienna.

About HOOKIPA

HOOKIPA Pharma Inc. (NASDAQ: HOOK) is a clinical-stage biopharmaceutical company focused on developing novel immunotherapies, based on its proprietary arenavirus platform, which are designed to mobilize and amplify targeted T cells and thereby fight or prevent serious disease. HOOKIPA’s replicating and non-replicating technologies are engineered to induce robust and durable antigen-specific CD8+ cell responses and pathogen-neutralizing antibodies. HOOKIPA’s pipeline includes its wholly owned investigational arenaviral immunotherapeutics targeting HPV16+ cancers, prostate cancer, KRAS-mutated cancers (including colorectal, pancreatic and lung), and other undisclosed programs. In addition, HOOKIPA aims to develop functional cures of HBV and HIV in collaboration with Gilead.

Find out more about HOOKIPA online at www.hookipapharma.com.

For further information, please contact:

Media	Investors
Michael Szumera	Matt Beck
Executive Director - Communications	Executive Director - Investor Relations
michael.szumera@hookipapharma.com	matthew.beck@hookipapharma.com
+1 917 561 8905	+1 917 209 6886

Forward Looking Statements

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions and the negative of those terms. Such forward-looking statements involve substantial risks and uncertainties that could cause HOOKIPA’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including HOOKIPA’s programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, HOOKIPA’s ability to successfully establish, protect and defend its intellectual property, risks relating to business interruptions resulting from the coronavirus (COVID-19) disease outbreak or similar public health crises, the impact of COVID-19 on the enrollment of patients and timing of clinical results, and other matters that could affect the sufficiency of existing cash to fund operations. HOOKIPA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see HOOKIPA’s quarterly report on Form 10-Q for the quarter ended March 31, 2022, which is available on the Security and Exchange Commission’s website at www.sec.gov and HOOKIPA’s website at www.hookipapharma.com.